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                                                                  [METLIFE LOGO]
General American Life Insurance Company
13045 Tesson Ferry Road
St. Louis, MO 63128

                                  May 5, 2006

VIA EDGAR TRANSMISSION

U.S. Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC  20549

      Re:       General American Separate Account Two
                General American Life Insurance Company
                File Nos. 002-39272 and 811-2162 ("Registration Statement") SEC Accession No. 000928389-06-000077
                Form AW - Request for Withdrawal of Post-Effective Amendment No. 52



Dear Sir or Madam:

      Pursuant to Rule 477(a) under the Securities Act of 1933, as amended, General American Life Insurance Company ("Gen Am") and General American Separate Account Two (the "Registrant") hereby request the withdrawal of the Registrant's Post-Effective Amendment No. 52 to its Registration Statement on Form N-4, SEC File No. 002-39272 (SEC Accession No. 0000928389-06-000077), filed with the
Securities and Exchange Commission on April 27, 2006.

      Gen Am and the Registrant are requesting withdrawal of Post-Effective Amendment No. 52 because an incorrect auditor's consent was filed as Exhibit B.10.a to the Registration Statement. No securities were sold in connection with the offering. Therefore, Gen Am and the Registrant hereby request that an order be issued granting their request for withdrawal of Post-Effective Amendment No. 52 (SEC Accession No. 0000928389-06-000077) as soon as is practicable. Post-Effective Amendment No. 53 was subsequently filed the same day to correct the exhibit.

      If you have any questions regarding this matter, please contact Raymond O'Hara of Blazzard, Grodd & Hasenauer, P.C. at (203) 226-7866.

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U.S.Securities and Exchange Commission
Page 2

                                Sincerely,


                                    General American Separate Account Two

                                    BY: General American Life Insurance Company


                                    BY: /s/ William C. Lane
                                        ----------------------------------------
                                    William C. Lane
                                    Vice President and Associate General
                                    Counsel


                                    General American Life Insurance Company


                                    /s/ William C. Lane
                                    ----------------------------------------
                                    William C. Lane
                                    Vice President and Associate General
                                    Counsel

cc:    Raymond O'Hara
       Michele H. Abate
       John Richards
       Robert S. Lamont